Exhibit 99.1

News Release	For Release Feb. 27, 2008
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Delivers Strong Growth in Revenues, New Business Authorizations and Operating Margin for Full-Year 2007; Announces Guidance for 2008
•	Net service revenues for 2007 up 40% to $397.6 million

•	Gross new business awards of $664 million for the year represent growth at nearly two times the reported sector growth rate

•	Record total business authorizations of $869 million represent an increase of 32% from year-end 2006 and a 5% increase from the previous quarter

•	Operating margin of 13% for 2007 up more than 600 basis points from 2006

•	2007 EPS of $1.26 (GAAP) and $1.61 (proforma)
CINCINNATI, Feb. 27, 2008 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported financial results for the fourth quarter and full year ended Dec. 31, 2007.
Net service revenues for fourth quarter 2007 were approximately $104.3 million, an increase of 21 percent over net service revenues of approximately $86.4 million for fourth quarter 2006. Net income per diluted share for fourth quarter 2007 was $0.43 per share compared with a loss of $0.32 per share for the same period of the prior year. The fourth quarter 2007 net income per diluted share includes a charge for amortization of acquired intangibles related to the August 2006 acquisition of the Phase II-IV clinical services business of Charles River Laboratories International, Inc. (CRLCS). Excluding this item, which is detailed in the Condensed Consolidated Statements of Income, net income per diluted share for fourth quarter 2007 was $0.47 per diluted share. Included in the 2006 fourth quarter net loss per diluted share is amortization related to acquired intangibles, expenses related to the acquisition of CRLCS and an $8.2 million impairment charge on a customer relationship asset. Excluding these items net income per diluted share for fourth quarter 2006 was $0.14 per diluted share.
Income from operations for fourth quarter 2007 was approximately $15.2 million, or 14.6 percent of net service revenues compared to a loss of approximately $1.8 million in fourth quarter 2006. Net income was approximately $6.4 million in fourth quarter 2007 compared to a loss of $4.7 million in the fourth quarter of 2006. Net service revenues by geographic region for the fourth quarter of 2007 were 50 percent in North America, 40 percent in Europe, 6 percent in Latin America and 4 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 29 percent of net service revenues for fourth quarter 2007 compared to 26 percent of net service revenues for fourth quarter 2006.
New business awards were $174 million for fourth quarter 2007, which represents a 6 percent increase over the same quarter last year. Contract cancellations for the quarter were approximately $32 million. Total business authorizations amounted to $869 million at Dec. 31, 2007, up 5 percent from Sept. 30, 2007, and an all-time Company high.
“2007 was a year of significant growth for Kendle highlighted by record backlog and a strong increase in revenues and operating margin,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “Demonstrating our continued focus on project delivery and operational excellence in support of our customers’ clinical development goals, we grew above the market for the fourth consecutive year. In particular, our increased scale and competitiveness in winning and executing megatrials was a significant contributor to our success and positions us well to deliver improved earnings and profitability for our shareholders as we move forward.”
Reimbursable out-of-pocket revenues and expenses were approximately $50.4 million for fourth quarter 2007 compared to approximately $31.7 million in the same quarter a year ago.
Cash flow from operations for fourth quarter of 2007 was approximately $23.8 million compared with $462,000 for the same period of the prior year. Cash and marketable securities at December 31, 2007 totaled approximately $46.4 million, including $844,000 of restricted cash, compared with $22.3 million, which included $2.4 million of restricted cash, at December 31, 2006. Days sales outstanding in accounts receivable were 33 days for fourth quarter 2007, compared with 46 days for the same period of the prior year, and capital expenditures for fourth quarter 2007 totaled $5.4 million, compared with $2.7 million for the same period of the prior year.
Full Year Results
Net service revenues for the year ended Dec. 31, 2007, were approximately $397.6 million, an increase of 40 percent over net service revenues of $283.5 million for the year ended Dec. 31, 2006. Net income per diluted share for the year ended Dec. 31, 2007 was $1.26, compared with $0.58 per diluted share for the same period of the prior year. Included in the 2007 net income per diluted share is a charge for amortization of acquired intangibles related to the August 2006 acquisition of CRLCS as well as a charge for the write-off of deferred financing costs related to the Company’s term debt, which was paid off in third quarter 2007. Excluding these items, which are detailed in the Condensed Consolidated Statements of Income, net income per diluted share for the year ended Dec. 31, 2007, was $1.61 per diluted share. Included in the 2006 net income per diluted share is amortization of acquired intangibles, acquisition-related expenses and the intangible impairment charge referenced above. Excluding these items net income for the year ended Dec. 31, 2006 was $1.08 per diluted share. Interest expense in the year ended Dec. 31, 2007, was approximately $14.9 million, primarily related to debt incurred to finance the CRLCS acquisition, compared to interest expense of approximately $6.8 million in the year 2006.
Income from operations for the year ended Dec. 31, 2007, was approximately $52.8 million, or 13.3 percent of net service revenues, compared with $20.0 million or 7.1 percent of net service revenues for the same period of the prior year. Excluding the amortization charge referenced previously, proforma income from operations for the year ended Dec. 31, 2007 was approximately $57.0 million or 14.3 percent of net service revenues. Excluding the amortization charge, acquisition-related expenses and the intangible impairment charge referenced previously, in the year ended Dec. 31, 2006, proforma income from operations was $31.7 million, or 11.2 percent of net service revenues. Net income for the year 2007 was approximately $18.7 million compared to net income of approximately $8.5 million in the year 2006. Excluding the amortization of acquired intangibles and the write-off of deferred financing costs, net income for the year 2007 was approximately $24.0 million, or $1.61 per diluted share. Excluding the amortization of acquired intangibles, acquisition-related expenses and intangible impairment charge in 2006, net income was approximately $15.9 million, or $1.08 per diluted share.
Net service revenues by geographic region for the year ended Dec. 31, 2007, were 50 percent in North America, 42 percent in Europe, 5 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 25 percent of net service revenues for the year 2007 compared to 28 percent of net service revenues for the year 2006.
Cash flow from operations for the year ended Dec. 31, 2007, was $61.9 million, compared with a positive $17.6 million for the same period of 2006. Capital expenditures for the 12-month period ended December 31, 2007 totaled $16.2 million, compared with $8.8 million for the 12-month period in 2006.
2008 Guidance
For the full year 2008, Kendle is projecting net service revenues in the range of $450 to $460 million and earnings per share on a GAAP basis of $1.90 to $2.07.
Kendle will host its Fourth Quarter and Year-End 2007 conference call Feb. 27, 2008, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 28, 2008.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share.
Our global clinical development business is focused on five regions – North America, Europe, Asia/Pacific, Latin America and Africa – to meet customer needs. We have conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries. Kendle was named “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites and “Best CRO” for 2007 and 2006 by leading global pharmaceutical publication Scrip.
Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Feb 27, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net service revenues	$104,273	$86,396	$397,584	$283,471
Reimbursable out-of-pocket revenues	50,370	31,691	171,234	90,465

Total revenues	154,643	118,087	568,818	373,936

Costs and expenses:
Direct costs	54,099	47,106	204,161	152,826
Reimbursable out-of-pocket costs	50,370	31,691	171,234	90,465
Selling, general and administrative expenses	31,173	28,788	125,744	92,032
Depreciation and amortization	3,800	4,059	14,865	10,403
Intangible impairment charge	—	8,200	—	8,200

Total costs and expenses	139,442	119,844	516,004	353,926

Income (loss) from operations	15,201	(1,757)	52,814	20,010

Other income (expense):
Interest expense	(2,882)	(4,384)	(14,870)	(6,781)
Interest income	358	321	1,466	1,939
Write-off of deferred financing costs	—	—	(4,152)	—
Other	(428)	(1,142)	(4,816)	(1,795)

Income (loss) before income taxes	12,249	(6,962)	30,442	13,373

Income tax expense (benefit)	5,883	(2,306)	11,755	4,843

Net income (loss)	$6,366	($4,656)	$18,687	$8,530

Income (loss) per share data:
Basic:

Net income (loss) per share	$0.44	($0.32)	$1.29	$0.60

Weighted average shares outstanding	14,621	14,409	14,520	14,323

Diluted:

Net income (loss) per share	$0.43	($0.32)	$1.26	$0.58

Weighted average shares outstanding	14,944	14,409	14,889	14,762

Reconciliation of proforma income from operations:

Income (loss) from operations	$15,201	($1,757)	$52,814	$20,010
Amortization of acquired intangibles	1,043	1,560	4,172	2,265
Other acquisition-related expenses	—	841	—	1,194
Impairment charge	—	8,200	—	8,200

Proforma income from operations (1)	$16,244	$8,844	$56,986	$31,669

Reconciliation of proforma net income:

Net income (loss)	$6,366	($4,656)	$18,687	$8,530
Amortization of acquired intangibles	662	991	2,648	1,438
Other acquisition-related expenses	—	534	—	758
Impairment charge	—	5,207	—	5,207
Write-off of deferred financing costs	—	—	2,636	—

Proforma net income (1)	$7,028	$2,076	$23,971	$15,933

Proforma net income per share (1)
Basic	$0.48	$0.14	$1.65	$1.11
Diluted	$0.47	$0.14	$1.61	$1.08

(1)	Each of the “proforma income from operations,” “proforma net income,” and “proforma net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and marketable securities (including restricted cash)	$46,356	$22,312

Net Receivables	57,148	60,253

Borrowings	200,000	199,500